EXHIBIT 99.1

Vitran Corporation Inc. Announces Appointment of Interim CEO and Date for Report of 2013 First Quarter Results

TORONTO, April 4, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation firm, today announced that its Board of Directors has appointed Bill Deluce, a current member of the Board, as interim President and Chief Executive Officer following the resignation of Rick Gaetz as President and Chief Executive Officer and a Director of the Company, effective immediately.

"On behalf of the Board of Directors, I want to thank Rick Gaetz for his many contributions to Vitran over the years and to wish him well in his future endeavours" said Richard McGraw, Chairman of the Board.

As interim President and Chief Executive Officer, Bill Deluce will work closely with Vitran's current management team and Board of Directors to oversee the Company's ongoing operations and efforts to improve the financial results. In addition to being a Director of the Company since 2004, Bill Deluce has been the CEO and a director of various corporations. The Board believes that this experience combined with Bill's history as a successful entrepreneur, makes Bill well suited to serve as interim President and Chief Executive Officer of the Company.

The Board will immediately commence a search to hire a permanent President and Chief Executive Officer.

The Company plans to report its first quarter financial results before the market opens on April 25, 2013.

On Behalf of the Board of Directors,

Richard McGraw, Chairman

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

CONTACT: Richard McGraw, Chairman (Telephone: 416-944-2700)

         Fayaz Suleman, Chief Financial Officer (Telephone: 416-596-7664)